[Covington & Burling Letterhead]


                                 March 25, 1999



North American Senior Floating Rate Fund, Inc.
125 High Street
Boston, MA  02110

Ladies and Gentlemen:

     This opinion is being furnished to you in connection with the registration by North American Senior Floating Rate Fund, Inc., a Maryland corporation (the "Company"), of an additional 800,000 shares of Class C common stock, $0.01 par value per share, of the Company (the "Shares"), pursuant to a registration statement filed by the Company on Form N-2 under Rule 462(b) under the Securities Act of 1933 (the "Registration Statement").

     We have acted as counsel to the Company in connection with the offer and sale of the Shares. We have examined signed copies of the Registration Statement, and the exhibits thereto, all as filed with the Commission. We also have examined and relied on copies of minutes of the Board of Directors of the Company.

     Based on the foregoing, it is our opinion that the Shares to be issued and sold by the Company pursuant to the Registration Statement have been duly authorized and, upon issuance in accordance with the terms incorporated by reference in the Registration Statement and on receipt of the consideration specified, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                                          Very truly yours,



                                                          COVINGTON & BURLING